Exhibit 10.20

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Place / Date

Dietikon, 29 June 2018

Contract

between

VWR International GmbH (“Employer”)

and

Frédéric Vanderhaegen, Hollanderstrasse 76d, 8707 Uetikon am See, Switzerland (“Employee”)

(each, a “Party” and. together, the “Parties”)

The Parties have agreed to the following Contract of Employment (“Contract”) in order to determine their respective rights and obligations

Definitions	For the purposes of this Contract, “Group” means the group of entities that comprises Vail Holdco Corp., having its registered office located at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087, USA (“Vail Holdco”), and all of its subsidiaries, affiliates and group companies, including the Employer. “Group Entity” means any entity that is included in the definition of Group.

Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same.

Unless the context otherwise requires words in the singular include the plural and vice versa, the masculine shall include the feminine and vice versa and a reference to a person includes a reference to a corporate body and to an unincorporated body of persons. Any reference to the term “include” or “including”, shall be deemed to mean “without limitation”.

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	1/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Other terms will be used as defined in the Contract.

Function / Position	Executive Vice President, Region Europe

Department	Executive Management

Engagement	Time unlimited contract

Workload	Full-time 100%

Reporting Line	The Employee shall report the to Group CEO (“Supervisor”), to whom the Employer delegated the right give instructions, or any other designated person.

Startdate	No later than 15 November 2018

Place of Work	The place of work will be located in the premises of the Employer in Dietikon (“Place of Work”), although the Employee agrees to undertake any professional travel to the extent and to locations as required by his Position.

Probationary Period	There is no probationary period.

Termination	This Contract may be terminated by either Party by giving the other Party advance written notice to the end of a calendar month observing a notice period of 6 months (the end of the notice period, the “Termination Date”).

Annual Gross Salary	CHF 365’000.- (“Base Salary”), paid at the end of a month in 13 equal instalments.

Bonus	The Employee will be eligible to participate in the Vail Holdco’s Management Incentive Program (“MIP”) with a target of 75% in accordance with the terms and conditions of the MIP.

Long-term Incentive	The Employee will be granted by Vail Holdco 108’166 options in respect of shares of common stock of Vail Holdco pursuant to the terms and conditions of the applicable equity incentive plan of Vail Holdco and the form of option grant agreement awarded thereunder. Notwithstanding anything contained in this Contract, all equity grants are without any obligation of the Employer and shall be controlled exclusively by the applicable equity plan and award agreement pursuant to which such grants are made

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	2/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Severance	See Severance Agreement in Annex A to this Contract.

Working Hours	The normal number of hours of work is 45 per week, Monday to Friday. The Employee shall work in excess of normal hours as may be necessary in order to meet the particular requirements of the Position. In consideration of the Employee’s responsibilities and of the Employee’s Base Salary, the Employee will not be granted any compensation (extra time off or remuneration) for any excess work.

Vacation	The Employee is entitled to 25 days’ paid vacation days per calendar year. Entitlement to vacation is calculated on the basis of calendar years. In the event of employment commencing or ending during the course of a year, vacation entitlement shall be pro rated to the effective length of time employed.

Generally, the Employee must use the vacation entitlement in the calendar year when such vacation days were accrued.

Expenses	The Employer shall reimburse the Employee for travel and other authorized business expenses incurred in the performance of the Employee’s duties upon presentation of required documentation in accordance with the Employer’s travel and business expenses policy as in effect at the time such expenses are incurred.

Company Car	The Employee is entitled to a company car in accordance with the Employer’s Fleet Car Agreement. The use of the company car for private purposes is not allowed outside of Switzerland, unless the Employee’s has taken all legally required steps with regard to the applicable laws (in particular customs law) at his own expense.

Deductions	The Employer shall deduct from Base Salary and any other benefits payable to the Employee, if any, all applicable employee contributions to social insurances, and pension schemes and withholding tax, if any, in accordance with applicable Swiss laws and regulations.

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	3/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

In particular, this applies to compulsory social security coverage, namely AHV1/IV2, EO3 and ALV[4], insurance coverage as required by the UVG[5] (see Error! Reference source not found. below) and the regime of compulsory pension and occupational benefit (see below).

The Employee shall be responsible to document the number of days spent in Switzerland and elsewhere, as this may be relevant with regard to double-taxation treaties and coordination of social insurance systems.

Sickness Insurance	The Employer shall insure the Employee against loss of earnings in case of illness. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy as in effect from time to time.

Accident Insurance	The Employer shall insure the Employee against accidents both at work and outside work, and against work-related illness, in accordance with the terms of the Federal law on accident insurance (UVG). The premiums for the accident insurance shall be borne by the Employer. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy as in effect from time to time.

Pension Fund	Please see pension fund agreement

Absence	The Employee undertakes to give prior notice to the Employer of any absence of which the Employee is aware in advance, and prompt notice in the event of unexpected absence. The Employee shall notify the Employer of any case of absence for illness or accident without delay and shall, form the third day of absence, deliver to the Employer a medical certificate confirming the Employee’s incapacity to work and the duration of that incapacity. If the Employee is prevented form working for a longer period of time than stated in the medical certificate, the Employee shall submit an additional medical certificate.

[1]	AHV = OASI (OLD AGE AND SURVIVORS INSURANCE)
[2]	IV = DI (DISABLITY INSURANCE)
[3]	EO = LEI (LOSS OF EARNINGS INSURANCE)
[4]	ALV = UI (UNEMPLOYMENT INSURANCE)
[5]	UVG = LAI (FEDERAL LAW ON ACCIDENT INSURANCE)

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	4/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Duty of Loyalty and Diligence	The Employee shall carry out Employee’s duties with care and shall faithfully protect the Employer’s and the Group’s interests and its businesses as a whole, and in so doing, shall have a duty to comply with all reasonable and customary directions and/or instructions provided by the Employer and associated with the performance of the duties of the Position. The Employee acknowledges that Employee’s function requires an exacting degree of loyalty to the Employer and the Group, and Employee agrees to refrain from any activities which could have an adverse effect on or conflict with their interests. In the event to a conflict of interest, Employee agrees to inform the Employer immediately.

Any engagement in professional part-time activities by the Employee, whether remunerated or not, requires the prior written consent of the Employer.

The Employee acknowledges and agrees to comply with all laws, regulations, and governmental orders now or hereafter in effect, applicable to the Employer, the Group and/or to the Employee, including anti-bribery legislations. The Employer and Employee take this opportunity to confirm their commitment to conducting business in an ethical manner.

Intellectual Property	Any methods, devices, products, services, processes, procedures, developments, improvements, innovations, equipment, systems, designs (whether registrable or not), inventions and all records, reports, data, formula, models, plans, documents, designs, typographical arrangements, databases, software, formulae, information computer programs, and all other materials in whatever form made, prepared, created, devised, developed or discovered at any time by the Employee (either alone or with any other person), in the course of Employee’s work for the Employer or any other Group Entity shall be deemed to be ‘Employee Works’. Accordingly:

i)   The Employee shall forthwith disclose full details of any Employee Works in confidence to the Employer and shall regard yourself in relation to any Employee Works as a trustee for the Employer or the respective other Group Entity;

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VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

ii)  All intellectual property rights in any Employee Works shall automatically vest in the Employer or the respective Group Entity to the extent legally possible, which shall be entitled, so far as the law permits, to the exclusive use thereof;

iii)   Notwithstanding of the above, the Employee hereby assigns to the Employer or the respective other Group Entity to the maximal extent legally possible all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Employee (except only those Employee Works written, originated, conceived or made by the Employee wholly outside Employee’s normal working hours hereunder and wholly unconnected with the employment) during the continuance of the employment, insofar as such rights, title and interest do not vest automatically by operation of law to the Employer or the respective other Group Entity, it being understood that the Employer or the respective other Group Entity has the right to re-assign any Employee Works to the Employee, which it has no interest in;

iv)   The Employee agrees and undertakes that at any time during the employment or after the Termination Date he will execute such deeds or documents and do all such acts and things as the Employer or the other respective Group Entity may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Employer or the respective other Group Entity may require.

Duty of Confidentiality	At all times, both during the term of employment and after the Termination Date, except in connection with the Group’s business, the Employee will not without express authority from the Employer, use or disclose to anyone any of the Confidential Information so long as it remains non-public, or solicit or contact any existing or prospective customer or business partner of the Group with the intent of using or exploiting such Confidential Information as defined below, or otherwise use any Confidential Information for his own benefit in a way that is likely to cause economic or competitive injury to the Group.

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	6/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

“Confidential Information” means any information which the Employer or any Group Entity views as confidential or proprietary, including positions, balance sheets, business strategies, profit and loss, risk data, financial data, employee compensation, processes and strategies, existing and prospective customers and business partners, transactions and ventures, sales and purchases, merchandising, pricing and risk protection techniques, business plans and objectives and corporate finances, trade secrets, technical and non-technical know-how and manufacturing and business secrets as may relate to the Employer or any Group Entity or any of their existing and prospective customers and business partners, no matter in what form such information is contained (it being acknowledged that this Contract shall be deemed Confidential Information). Confidential Information shall not include information that is publicly known (other than by fault of the Employee).

The Employee recognises that the Employee may participate in and be privy to top-level strategic plans, decisions and negotiations in the context of which Employee will be exposed to Confidential Information, and that the breach of Employee’s obligations under this Section would be likely to cause irreparable and continuing injury to the Employer. Accordingly, the Employee understands and agrees that if the Employee breaches any of Employee’s obligations under this Section, the Employer will be entitled to seek injunctive relief as well as monetary damages.

In the event that the Employee becomes legally compelled by a court or other governmental authority to disclose any Confidential Information, the Employee shall provide the Employer and/or the affected Group Entity with prompt notice so that the Employer and/or the affected Group Entity may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall exercise Employee’s reasonable efforts to furnish only that portion of such Confidential Information or to take only such action as is legally required by a binding order of such court or other governmental authority and shall

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	7/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

exercise Employee’s reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. Furthermore, the Employee may disclose Confidential Information to Employee’s legal advisors and in a court pleading in connection with a claim enforcing Employee’s rights under this Contract.

Non-Solicitation	During the duration of employment and for a period of 12 (twelve) months thereafter, you shall not directly or indirectly

(i) induce or attempt to induce any employee of the Employer or any Group Entity to leave the employment of the Employer or such Group Entity, or in any way interfere with the relationship between the Employer or any Group Entity and any employee thereof,

(ii) hire any person who was an employee of the Employer or any Group Entity within 180 days after the Termination Date,

(iii)  induce or attempt to induce any customer, supplier, licensee or other business relation of the Employer or any Group Company to cease doing business with the Employer or any Group Company or In any way interfere with the relationship between any such customer, supplier, licensee or business relation the Employer or any Group Company or

(iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Competitive Business (as defined below) and with which the Employer or any Group Company has entertained discussions relating to the acquisition of such business by the Employer or any Group Company in the twelve month period immediately preceding a Separation.

In the event the Employee breaches the covenant set forth in this Section Employee shall be obligated to pay damages to the Employer fixed at 6 (six) months’ Base Salary, as liquidated damages. Payment of liquidated damages is without prejudice to the Employer’s and/or any Group Entity’s right to claim the amount of actual damages owed to it as compensation for any loss resulting from such breach and does not relieve the Employee of his obligations under this Section, which may be

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	8/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

enforced by the Employer or any Group Entity. This provision shall be fully enforceable against the Employee irrespective of any action that the Employer and/or any Group Entity may undertake to terminate such breach or to mitigate the damages the Employer and/or any Group Entity may suffer as a result of such breach. The Employer and/or any Group Entity is entitled to file for injunctive relief against the Employee.

Non-Compete	During the duration of employment and during 12 (twelve) months after the Termination Date (“Non-Compete Period”), the Employee shall not directly or indirectly, either alone or jointly with or on behalf of any third party and whether as principal, manager, employee, contractor, consultant, or agent or otherwise howsoever:

(i) interfere or seek to interfere or take steps that may interfere with the operations or businesses of the Employer and/or any Group Entity, including the provision of supplies to the Employer and/or to any Group Entity from any person, firm or company supplying components, materials or services to the Employer and/or any Group Entity; or

(ii)  engage or be concerned or interested in any business carried on in competition with any of the businesses of the Employer and/or any Group Entity (a “Competitive Business”). Interested in the meaning of this sub-section means the Employee being a passive owner of more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Employee has no active participation in the business of such corporation.

This non-compete clause shall apply in all regions and for all business activities and domains in which the Employee conducted activities or in which Employee was involved for or on behalf of the Employer or any Group Entity during the 24 months immediately preceding the Termination Date.

In consideration of the Employee’s undertaking pursuant to this Section after the Termination Date, the Employer shall pay a gross non-compete allowance to the Employee in the amount equivalent to 50% of the last annual Base Salary Date, payable in equal instalments at the end of each month of the Non-Compete-Period (“Non-Compete Allowance”). Without affecting the validity of this non-competition obligation, the Non-Compete Allowance will not be payable, if the Employer terminates the Contract with Cause in the sense of the Severance Agreement in Annex A to this Contract.

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	9/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

If and to the extent the Employer pays severance in accordance with the Severance Agreement in Annex A, the Non-Compete Allowance shall be deemed to be paid up to the amount of the severance payment.

In the event the Employee breaches the covenant set forth in this Section, the Employee will forfeit the payment of the Non-Compete Allowance that has not yet been paid and the Employer shall be entitled to claim the reimbursement of any and all of the Non-Compete Allowance previously paid. Furthermore, the Employee shall be obligated to pay damages to the Employer fixed at the number of months Base Salary of the Non-Compete Period, as liquidated damages. Payment of liquidated damages is without prejudice to the Employer’s and/or any Group Entity’s right to claim the amount of actual damages owed to it as compensation for any loss resulting from such breach and does not relieve the Employee of the Employee’s obligation under this Section which may be enforced by the Employer or any Group Entity. This provision shall be fully enforceable against the Employee irrespective of any action that the Employer and/or any Group Entity may undertake to terminate such breach or to mitigate the damages the Employer and/or any Group Entity may suffer as a result of such breach. The Employer and/or any Group Entity is entitled to file for injunctive relief against the Employee.

The Employer may, in its discretion, release the Employee from Employee’s post-Termination Date non-compete obligation at any time by written notice to the Employee, in which case the Employer shall be released from paying any Non-Compete Allowance 3 (three) months after the date of the notice.

Obligation to make a Restitution	Upon the termination of employment, the Employee shall not take away, conceal or destroy, but shall immediately deliver up to the Employer on or prior to the Termination Date, all documents (which expression shall include notes, memoranda, correspondence, drawings, sketches, plans, designs and any

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	10/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

other material upon which data or information is recorded or stored) relating to the business or affairs of the Employer and/or the Group or any of their respective clients/customers, shareholders, employees, officers, suppliers, distributors and agents (and the Employee shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Employer and/or to the Group which may then be in the Employee’s possession or under Employee’s control (including, computers, hardware, software, cell phones and SIM cards).

Data Protection	The Employee is hereby informed and acknowledges that the Employer will collect, hold and process personal data of the Employee for various purposes connected with his employment, including:

(i) Management and administration of the employment relationship: This includes personal data like working time, absences, illness and accidents, personal data provided by the Employee about himself and his family (e.g. name, contact details, civil status, Employee’s CV, etc.), payroll information (including Employee’s bank account details), etc.;

(ii)  Business activities: This includes for example contact with customers, suppliers or business partners of the Employer or any other Group Entity, arrangement of business trips or professional training, etc.;

(iii) Complying with Employer’s or any other Group Entity’s legal obligations under the applicable statutory law and obligations under this Contract;

(iv) Accounting management, auditing and reporting;

(v)   Processing in connection with any merger, sale or acquisition of a company or a business in which the Employer or a Group entity is involved or any transfer of any business in which the Employee performs his duties;

(vi) The prevention of unlawful conduct or breach of Employees duties under this Contract or any policy applicable to the Employee;

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VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

(vii) Handling of disputes, litigations and investigations and complying with requests from competent authorities and administrations, including judicial authorities.

The Employee is hereby informed and acknowledges that the Employer may transfer personal data to other Group Entities and third parties, which may be located outside Switzerland, including countries in which the data privacy regulation provides a less extensive protection as in Switzerland (e.g. the United States).

The Employee undertakes to inform his family members or other individuals whose personal data he provides to the Employer or to any other Group Entity about the fact that he provides the personal data, the kind of personal data and the purpose.

Conditions	This Contract shall only be binding upon the Employer’s receipt of a work permit for the Employee from the Swiss competent authorities. The Parties will undertake all the necessary steps in order to obtain this work permit.

In case of revocation of the Employee’s work permit, this Contract becomes ineffective immediately upon such revocation, provided, however, that the duty to confidentiality, to non-solicitation and non-compete, and the obligation to make a restitution shall survive any such termination, in accordance with their terms as if the date of revocation were the Termination Date.

Notifications to the Parties and Modifications of the Contract	All notifications to the Parties shall be made in writing to the address shown at the head of the Contract or to any new address as shall have been notified to either of the Parties.

All modifications, waivers or additions to the Contract shall be the subject of a written agreement.

No Pre-Existing Restrictive Agreement	The Employee represents that he is not a party to any agreement limiting his present and future right to work for the Employer or any Group Entity or to perform such activities as shall be required from time to time by the Employer

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	12/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Entire Agreement	This Contract, including its annexes which form an integral part of this Contract, constitutes the entire Contract between the Parties with respect to the subject matter of this Contract and supersedes all other prior written or oral agreements between the Parties relating thereto.

Other Documents	The Employee acknowledges and confirms to have received a copy of the following documents and undertakes to comply therewith • Code of Conduct • Fleet car Agreement.

The Employer, in its discretion, reserves the right to amend, modify or eliminate these documents unilaterally as It deems appropriate.

Applicable Law and Jurisdiction	This Contract is exclusively construed under and governed by Swiss law. Moreover, all matters not specifically covered by this Contract are subject to the provisions of the Swiss Code of Obligations, In particular its Articles 319 et seqq.

All disputes between the Parties arising out of or in connection with this Contract, if they cannot otherwise be resolved, shall be submitted to the exclusive jurisdiction of the competent courts of Dietikon.

VWR International GmbH

/s/ Justin M. Miller

Justin M. Miller
Executive Vice President and General Counsel

/s/ Frédéric Vanderhaegen 29/6/2018

Frédéric Vanderhaegen
Employee

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	13/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Annex A: Severance Agreement

This Agreement (“Severance Agreement”) is between

VWR International GmbH (“Employer”)

and

Frédéric Vanderhaegen, Hollanderstrasse 76d, 8707 Uetikon am See, Switzerland (“Employee”)

(each, a “Party” and. together, the “Parties”)

1. The Severance Agreement forms an integral part of the employment contract (defined as the “Contract”) between the Parties, and the terms and conditions of the Contract apply to this Severance Agreement except in the event of conflicting provisions.

2. If the employment under this Contract is terminated by the Employer without Cause, other than within a two year period following a Change in Control, the Employee will be entitled to receive (A) an amount equal to his annual Base Salary then in effect, payable in equal instalments on the Employer’s regular payroll dates during a period of twelve months after the Termination Date, (B) his target bonus, prorated for the year of such termination, payable in equal instalments on Employer’s regular payroll dates during a period of twelve months after the Termination Date. The payments described in the immediately preceding sentence that are due to be paid more than sixty (60) days after the Termination Date are subject to Employee’s execution and non-revocation of a general release in the form attached to this Contract as Annex B no later than fifty (50) days after the Termination Date.

3. If Employee’s employment with the Employer or its successor, as applicable, is terminated by the Employee for Good Reason or by the Employer without Cause within a two year period following a Change in Control, the Employee will be entitled to receive an aggregate amount equal to the sum of (x) his annual Base Salary then in effect, plus (y) his target bonus for the year of such termination, payable in equal instalments on the Employer’s regular payroll dates during a period of twelve months after the Termination Date. The payments described in the immediately preceding sentence that are due to be paid more than sixty (60) days after the Termination Date are subject to Employee’s execution and non-revocation of a general release in the form attached to this Contract as Annex B no later than fifty (50) days after the Termination Date.

4. If Employee’s employment with the Employer is terminated by reason of Employee’s death, Employee’s beneficiary or estate, as applicable, will be entitled to any compensation and benefits accrued prior to the Termination Date.

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VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

5. If Employee’s employment is terminated by the Employee without Good Reason, the Employee will only be entitled to any compensation and benefits accrued prior to the Termination Date.

6. If Employee’s employment is terminated by the Employer for Cause, the Employee will only be entitled to any compensation and benefits accrued prior to the Termination Date.

7. In the event of a termination of the employment for any reason, the Employee agrees to be subject to the duty to confidentiality, to non-solicitation and to non-compete, as undertaken by the Employee in the respective sections of this Contract.

8. The Employee shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of his employment with the Employer for any reason. In addition, there shall be no offset against amounts due to the Employee upon termination of his employment with the Employer on account of any compensation attributable to any employment subsequent to his employment with the Employer.

9. Except as provided above in this Severance Agreement, the Employee shall not be entitled to any other salary, compensation or benefits from the Employer after termination of his employment with the Employer, except as otherwise specifically provided for in an Employer’s employee benefit plans or as otherwise expressly required by applicable law.

10. Definitions:

For the purpose of this Severance section, “Cause” means (i) the conviction of, or entry of a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude, or the commission of fraud with respect to the Employer or any Group Entity or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Employer or the Supervisor or report, after providing the Employee with 15 days’ prior written notice and a reasonable opportunity to remedy such failure, (iii) gross negligence or willful misconduct with respect to the Employer or any Group Entity or (iv) a material violation of material Employer’s rules or policies. The Employee’s cessation of employment shall not be deemed to be for Cause unless and until, if capable of being cured, the act or omission constituting Cause is not cured within 15 days following Employee’s receipt of written notice regarding such act or omission.

For the purpose of this Severance section, “Change in Control” shall have the meaning ascribed to it in the Company’s Equity Incentive Plan.

For the purpose of this Severance section, “Good Reason” means, within the two year period following a Change in Control, (i) a material diminution to Employee’s Base Salary, bonus opportunity, authority, duties or responsibilities, (ii) the Employer fails to make any compensatory payment to the Employee when due, which is required to be paid to the Employee pursuant to this Contract, (iii) a relocation of the Place of Work to a location

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VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

that is outside a 50 mile radius from the Place of Work immediately prior to a Change in Control, or (iv) any other action or inaction by the Employer which constitutes a material breach by the Employer of this Contract; provided that, in order for Employee’s resignation for Good Reason to be effective, written notice of the occurrence any event that constitutes Good Reason must be delivered by the Employee to the Employer within 90 days after the Employee becomes aware of the occurrence of any such event and the occurrence of such event is not cured by the Employer within thirty (30) days after the date of such written notice by the Employee to the Employer.

VWR International GmbH

/s/ Justin M. Miller 29/6/2018

Justin M. Miller
Executive Vice President and General Counsel

/s/ Frédéric Vanderhaegen

Frédéric Vanderhaegen
Employee

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	16/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

Annex B: General Release

I, Frederic Vanderhaegen, understand that any payments paid or granted to me under the “Severance Agreement”, which is an integral part of the contract of employment concluded on 29 June 2018 (“Contract”) between me and VWR International GmbH, a limited liability company whose registered office has been on 29 June 2018 at Lerzenstrasse 16/18, 8953 Dietikon, Switzerland (“Employee”), represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.

I, Frederic Vanderhaegen, in consideration of and subject to the performance by the Employer of its obligations under the Contract, do hereby release and forever discharge as of the date hereof the Employer as well as the Vail Holdco and any Group Entity as defined in the “Definitions” section of the Contract as well as and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Employer, Vail Holdco and any Group Entity and the Employer’s, Vail Holdco’s and any Group Entity’s direct or indirect owners (collectively, the “Released Parties”) from any and all claims and any and all entitlements that I have or may have arising out of or in connection with the Contract or my employment relationship including any claims in connection with any short-term and/or long-term incentive programmes operated by the Employer or any Group Entity.

I understand and agree that I will not receive the payments and benefits specified in the “Severance Agreement” unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Employer.

I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter against any of the Released Parties in connection with my employment relationship.

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties to the Contract (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Contract and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Contract, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	17/18

VWR International GmbH

Lerzenstrasse 16/18 — 8953 Dietikon

http://ch.vwr.com

This General Release is governed by Swiss law, under exclusion of its conflict of law provisions. All disputes arising out of or in connection with this General Release shall be submitted to the exclusive jurisdiction of the competent courts of Dietikon, Switzerland.

Place, Date:

Signature:

                  Frédéric Vanderhaegen

Tel: +41 44 745 13 13 — E-Mail: info@ch.vwr.com	18/18